    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 28, 1995

                                                     REGISTRATION NO. 33-
==============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                            THE TIMES MIRROR COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   DELAWARE                                     95-4481525
       (STATE OR OTHER JURISDICTION OF                        (IRS EMPLOYER
        INCORPORATION OR ORGANIZATION)                    IDENTIFICATION NUMBER)

                              TIMES MIRROR SQUARE
                         LOS ANGELES, CALIFORNIA 90053
  (ADDRESS, INCLUDING ZIP CODE, OF PRINCIPAL EXECUTIVE OFFICES OF REGISTRANT)
       REGISTRANT'S TELEPHONE NUMBER INCLUDING AREA CODE: (213) 237-3700

                            ------------------------

                                 MARK H. WILLES
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            THE TIMES MIRROR COMPANY
                              TIMES MIRROR SQUARE
                         LOS ANGELES, CALIFORNIA 90053
                                 (213) 237-3700
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                        OF AGENT FOR SERVICE OF PROCESS)

                                    COPY TO:
                             PETER F. ZIEGLER, ESQ.
                            GIBSON, DUNN & CRUTCHER
                             333 SOUTH GRAND AVENUE
                         LOS ANGELES, CALIFORNIA 90071

                            ------------------------

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement from the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /X/
                            (The Facing Page is continued on the following page)

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(A), MAY DETERMINE.

==============================================================================

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                  PROPOSED MAXIMUM
                                                  PROPOSED MAXIMUM    AGGREGATE
      TITLE OF EACH CLASS OF        AMOUNT TO BE   OFFERING PRICE     OFFERING       AMOUNT OF
   SECURITIES TO BE REGISTERED       REGISTERED     PER UNIT(1)       PRICE(1)    REGISTRATION FEE
--------------------------------------------------------------------------------------------------
Debt Securities...................     (2), (3)       100% (2)          (2)          see below
Preferred Stock...................     (2), (4)         (2)             (2)          see below
Depositary Shares.................     (2), (5)         (2)             (2)          see below
Common Stock......................     (2), (6)         (2)             (2)          see below
Warrants..........................     (2), (7)         (2)             (2)          see below
Stock Purchase Contracts..........     (2), (8)         (2)             (2)          see below
Stock Purchase Units..............     (2), (9)         (2)             (2)          see below
     Total........................ $200,000,000(2)      (2)       $200,000,000(2)     $68,966

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

 (2) In no event will the aggregate maximum offering price of all securities issued, from time to time, pursuant to this Registration Statement exceed $200,000,000. The proposed maximum offering price per unit will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

 (3) Subject to footnote (2), there are being registered hereunder an indeterminate principal amount of Debt Securities as may be sold, from time to time, by the Registrant, including sales upon the exercise of Warrants. If any Debt Securities are being issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering prices not to exceed $200,000,000, less the dollar amount of any Securities previously issued hereunder.

 (4) Subject to footnote (2), there are being registered hereunder an indeterminate number of shares of Preferred Stock (as defined below) as may be sold, from time to time, by the Registrant, including sales upon exercise of Warrants. There are also being registered hereunder an indeterminate number of shares of Preferred Stock under the Stock Purchase Contracts or as shall be issuable upon conversion of Debt Securities registered hereby.

 (5) Subject to footnote (2), there are being registered hereunder an indeterminate number of Depositary Shares as may be issued, from time to time, if the Registrant elects to offer fractional interests in shares of some or all of the Preferred Stock.

 (6) Subject to footnote (2), there are being registered hereunder an indeterminate number of shares of Common Stock (as defined below) as may be sold, from time to time, by the Registrant, including sales upon exercise of Warrants. There are also being registered hereunder an indeterminate number of shares of Common Stock under the Stock Purchase Contracts or as shall be issuable upon conversion of the Preferred Stock or Debt Securities registered hereby.

 (7) Subject to footnote (2), there are being registered hereunder an indeterminate amount and number of Warrants as may be sold, from time to time, by the Registrant, representing rights to purchase Debt Securities, Preferred Stock or Common Stock.

 (8) Subject to footnote (2), there are being registered hereunder an indeterminate amount and number of Stock Purchase Contracts, representing rights to purchase Preferred Stock or Common Stock.

 (9) Subject to footnote (2), there are being registered hereunder an indeterminate amount and number of Stock Purchase Units, representing ownership of Stock Purchase Contracts and Debt Securities or debt obligations of third parties, including United States Treasury securities.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED AUGUST 28, 1995

P R O S P E C T U S

                            THE TIMES MIRROR COMPANY
                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK
                                    WARRANTS
                            STOCK PURCHASE CONTRACTS
                              STOCK PURCHASE UNITS
                            ------------------------

    The Times Mirror Company, a Delaware corporation (the "Company" or "Times Mirror"), may offer and sell, from time to time, up to an initial aggregate offering price of $200 million, its: (i) debt securities ("Debt Securities") in one or more series, consisting of debentures, notes or other evidences of indebtedness and having such prices and terms as are determined at the time of sale; (ii) shares of Preferred Stock, par value $1.00 per share ("Preferred Stock"), which may be issued in one or more series; (iii) shares of Series A Common Stock, par value $1.00 per share ("Series A Common Stock"), and shares of Series B Common Stock, par value $1.00 per share ("Series B Common Stock" and collectively with Series A Common Stock, the "Common Stock"), which may be issued in one or both series; (iv) Warrants ("Warrants") to purchase Debt Securities, Preferred Stock or Common Stock; (v) stock purchase contracts ("Stock Purchase Contracts") to purchase Preferred Stock or Common Stock; and
(vi) stock purchase contracts ("Stock Purchase Contracts"), which together with Debt Securities or debt obligations of third parties, including United States Treasury securities, securing the holder's obligation to purchase the Preferred Stock or Common Stock under the Stock Purchase Contract constitute stock purchase units ("Stock Purchase Units"). The Debt Securities, Preferred Stock, Common Stock, Warrants, Stock Purchase Contracts and Stock Purchase Units are collectively referred to herein as "Securities." The Securities may be issued as units and in any combination.

    Specific terms of the Securities ("Offered Securities") in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement ("Prospectus Supplement"), together with the terms of the offering of the Offered Securities and the initial price and net proceeds to the Company from the sale thereof. The Prospectus Supplement will set forth with regard to the particular Offered Securities, without limitation, the following:
(i) in the case of Debt Securities, the specific designation, aggregate principal amount, ranking as senior or subordinated debt, authorized denomination, maturity, rate or rates of interest (or method of calculation thereof) and dates for payment thereof, any exchangeability, conversion, redemption, prepayment or sinking fund provisions, the currency or currencies or currency unit or currency units in which principal, premium, if any, or interest, if any, is payable, and any listing on a national securities exchange;
(ii) in the case of Preferred Stock, the designation, number of shares, liquidation preference per share, initial public offering price, dividend rate (or method of calculation thereof), dates on which dividends shall be payable and dates from which dividends shall accrue, any redemption or sinking fund provisions, any voting rights, any conversion or exchange rights and any listing on a national securities exchange; (iii) in the case of Common Stock, the number of shares of Common Stock and the terms of the offering and sale thereof and any listing on a national securities exchange; (iv) in the case of Warrants, the number and terms thereof, the designation and number of Debt Securities, Preferred Stock or Common Stock issuable upon their exercise, the exercise price, the terms of the offering and sale thereof, where applicable, the duration and detachability thereof, and any listing of the Warrants or the underlying Debt Securities, Preferred Stock or Common Stock on a national securities exchange; (v) in the case of Stock Purchase Contracts, the designation and number of shares of Preferred Stock or Common Stock issuable thereunder, the purchase price of the Preferred Stock or Common Stock, the date or dates on which the Preferred Stock or Common Stock is required to be purchased by the holders of the Stock Purchase Contracts, any periodic payments required to be made by the Company to the holders of the Stock Purchase Contract or vice-versa, and the terms of the offering and sale thereof; and (vi) in the case of Stock Purchase Units, the specific terms of the Stock Purchase Contracts and any Debt Securities or debt obligations of third parties, including United States Treasury securities, securing the holder's obligation to purchase the Preferred Stock or Common Stock under the Stock Purchase Contracts, the terms of the offering and sale thereof and any listing on a national securities exchange. The Prospectus Supplement will also contain information, where applicable, about certain federal income tax considerations relating to the Securities covered by the Prospectus Supplement.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
          THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

    Prior to issuance there will have been no market for the Debt Securities, Preferred Stock, Series B Common Stock, Warrants, Stock Purchase Contracts or Stock Purchase Units and there can be no assurance that a secondary market for the Debt Securities, Warrants, Stock Purchase Contracts or Stock Purchase Units will develop. This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement. The Securities may be offered through one or more different plans of distribution, including offerings through underwriters. See "Plan of Distribution."

                THE DATE OF THIS PROSPECTUS IS            , 1995

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Debt Securities, Preferred Stock, Common Stock, Warrants, Stock Purchase Contracts and Stock Purchase Units. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the Rules and Regulations of the Commission. For further information with respect to the Company, reference is made to the Registration Statement.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Commission. Such registration statement and the other reports and information filed by Times Mirror with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and at its regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Series A Common Stock and Conversion Preferred Stock, Series B, par value $1.00 per share ("Series B Preferred Stock"), of Times Mirror are listed on the New York Stock Exchange (the "NYSE") and Series A Common Stock is also listed on the Pacific Stock Exchange and reports, proxy and information statements and other information concerning Times Mirror can be inspected at such exchanges.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company with the Commission (File No. 1-13492) pursuant to the Exchange Act are incorporated by reference and shall be deemed a part hereof:

          (a) Times Mirror's Annual Report on Form 10-K for the fiscal year ended December 31, 1994;

          (b) Times Mirror's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1995 and June 30, 1995;

          (c) Times Mirror's Current Reports on Form 8-K dated February 1, 1995 and March 23, 1995; and

          (d) The description of the Company's Series A Common Stock and Series B Preferred Stock set forth under the caption "Description of Registrant's Securities to be Registered" in Times Mirror's Registration Statements on Form 8-A dated November 21, 1994 and December 22, 1994, respectively, together with any amendment or report filed with the Commission for the purpose of updating such descriptions.

     All other reports filed by Times Mirror pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities hereby are incorporated herein by reference and shall be deemed a part hereof when filed.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Subject to the foregoing, all information appearing in this Prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

     This Prospectus may not be used to consummate sales of Offered Securities unless accompanied by a Prospectus Supplement. The delivery of this Prospectus together with a Prospectus Supplement relating to particular Offered Securities in any jurisdiction shall not constitute an offer in the jurisdiction of any other securities covered by this Prospectus.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WITH RESPECT TO THE COMPANY THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO CORPORATE SECRETARY, THE TIMES MIRROR COMPANY, TIMES MIRROR SQUARE, LOS ANGELES, CALIFORNIA 90053, TELEPHONE (213) 237-3700.

                                  THE COMPANY

     Times Mirror is engaged principally in the newspaper publishing, professional information and magazine publishing businesses. Times Mirror publishes the Los Angeles Times, Newsday, The Sun, The Evening Sun, The Hartford Courant, The Morning Call, The Advocate, the Greenwich Times, and several smaller newspapers. Times Mirror also publishes a variety of books, special interest and trade magazines and other media through its subsidiaries. Times Mirror was incorporated in the State of Delaware in June 1994 for the purpose of owning and operating these businesses after a reorganization of Times Mirror's predecessor was completed in February 1995. Times Mirror's predecessor was incorporated in 1884 in the State of California and was reincorporated in the State of Delaware in 1986. All references herein to the Company and Times Mirror shall include Times Mirror's predecessor, Times Mirror's subsidiaries and Times Mirror, collectively, unless the context suggests otherwise.

     Times Mirror's principal executive offices are located at Times Mirror Square, Los Angeles, California 90053 and its telephone number is (213) 237-3700.

                                USE OF PROCEEDS

     Unless otherwise set forth in the accompanying Prospectus Supplement, the net proceeds from the sale of the Securities will be used for general corporate purposes.

            RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS
                 TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The following table sets forth the ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred stock dividends for the Company for the periods indicated.

                                                                                         SIX MONTHS
                                                                                           ENDED
                                             FISCAL YEAR ENDED DECEMBER 31,               JUNE 30,
                                  ----------------------------------------------------   ----------
                                    1990       1991       1992       1993       1994        1995
                                  --------   --------   --------   --------   --------   ----------
Ratio of earnings to fixed
  charges.......................    2.6x       1.3x        (a)       2.0x       3.7x        4.1x
Ratio of earnings to fixed
  charges and preferred stock
  dividends.....................     N/A        N/A        N/A        N/A        N/A        1.9x

---------------

(a) Earnings are approximately $7 million lower than the amount needed to cover fixed charges in this year, as earnings in 1992 were impacted by over $200 million in restructuring charges.

     The ratio of earnings to fixed charges was computed by dividing earnings (income from continuing operations before income taxes, adjusted for fixed charges (net of capitalized interest), equity income or loss from unconsolidated affiliates and amortization of capitalized interest) by fixed charges for the periods indicated. Fixed charges include interest incurred on long-term and other debt, the interest factor deemed to be included in rental expense, and certain amortization.

     The ratio of earnings to fixed charges and preferred stock dividends was computed as described above, except that fixed charges were combined with the preferred stock dividends for the periods indicated. The preferred stocks were issued in 1995 and began accruing dividends on March 1, 1995.

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate ("Offered Debt Securities"). Offered Debt Securities may be issued from time to time in one or more series. The particular terms of each series of Offered Debt Securities will be described in the Prospectus Supplement or Prospectus Supplements relating to such series.

     The Offered Debt Securities will be issued under an Indenture (the "Indenture"), between Times Mirror and a trustee (the "Trustee"), the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms capitalized in this Prospectus. Wherever particular sections, articles or defined terms of the Indenture are referred to herein or in a Prospectus Supplement, such sections, articles or defined terms are incorporated herein or therein by reference.

GENERAL

     The Indenture does not limit the aggregate amount of Offered Debt Securities that may be issued thereunder, and Offered Debt Securities may be issued thereunder from time to time in one or more separate series up to the aggregate principal amount from time to time authorized by Times Mirror for each series. The Offered Debt Securities will be unsecured and unsubordinated obligations of Times Mirror and will rank equally and ratably with other unsecured and unsubordinated indebtedness of Times Mirror.

     The applicable Prospectus Supplement or Prospectus Supplements will describe, to the extent applicable, each of the following terms of the series of Offered Debt Securities in respect of which this Prospectus is being delivered:
(i) the title of the Offered Debt Securities; (ii) any limit on the aggregate principal amount of the Offered Debt Securities; (iii) whether any of the Offered Debt Securities are to be issuable in permanent global form and, if so, the terms and conditions, if any, upon which interests in such Offered Debt Securities in global form may be exchanged, in whole or in part, for the individual Offered Debt Securities represented thereby; (iv) the person to whom any interest on any Offered Debt Security of the series will be payable if other than the person in whose name the Offered Debt Security is registered on the Regular Record Date; (v) the date or dates on which the Offered Debt Securities will mature; (vi) the rate or rates at which the Offered Debt Securities will bear interest, if any; (vii) the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest on the Offered Debt Securities will be payable and the Regular Record Date for any interest payable on any Interest Payment Date; (viii) each office or agency where the principal of, premium, if any, and interest, if any, on the Offered Debt Securities will be payable; (ix) the period or periods within which, the events upon the occurrence of which, and the price or prices at which, the Offered Debt Securities may, pursuant to any optional or mandatory provisions, be redeemed or purchased, in whole or in part, by Times Mirror and any terms and conditions relevant thereto; (x) the denominations in which any Offered Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (xi) the currency or currencies, including composite currencies, of payment of principal of, and any premium and interest on, the Offered Debt Securities if other than United States dollars; (xii) any index or formula used to determine the amount of payments of principal of and any premium and any interest on the Offered Debt Securities; (xiii) if other than the principal amount thereof, the portion of the principal amount of the Offered Debt Securities of the series that will be payable upon declaration of the acceleration of the maturity thereof; (xiv) the applicability of the provisions described under "Restrictive Covenants"; (xv) any Events of Default with respect to the Securities of such series, if not otherwise set forth under "Events of Default"; (xvi) the applicability of the provisions described under "Defeasance and Discharge"; (xvii) whether the Offered Debt Securities are convertible into shares of Common Stock or any other security; and (xviii) any other terms of the Offered Debt Securities not inconsistent with the provisions of the Indenture.

     Offered Debt Securities may be issued at a discount from their principal amount. Certain federal income tax considerations and other special considerations applicable to any such Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

EXCHANGE, REGISTRATION, TRANSFER AND PAYMENT

     Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal, premium, if any, and interest, if any, on the Offered Debt Securities will be payable, and the exchange of and the transfer of Offered Debt Securities will be registrable, at the office or agency of Times Mirror maintained for such purpose and at any other office or agency maintained for such purpose. Unless otherwise indicated in the applicable Prospectus Supplement, the Offered Debt Securities will be issued in denominations of $1,000 or integral multiples thereof. No service charge will be made for any registration of transfer or exchange of the Offered Debt Securities, but Times Mirror may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

GLOBAL SECURITIES

     If the Offered Debt Securities are represented by one or more Global Securities, the applicable Prospectus Supplement will describe the terms of the depositary arrangement with respect to such Global Securities.

RESTRICTIVE COVENANTS

     Affirmative Covenants. In addition to such other covenants, if any, as may be described in the accompanying Prospectus Supplement and except as may otherwise be set forth therein, the Indenture for the Offered Debt Securities will require the Company, subject to certain limitations described therein, to, among other things, do the following: (i) deliver to the Trustee copies of all reports filed with the Commission; (ii) deliver to the Trustee annual officers' certificates with respect to the Company's compliance with its obligations under the Indenture; (iii) maintain its corporate existence subject to the provisions described below relating to mergers and consolidations; and (iv) pay all taxes when due except where such taxes are being contested in good faith. Except as may be set forth in the accompanying Prospectus Supplement, the Indenture will not restrict the business or operations of the Company or its subsidiaries, limit their indebtedness or prohibit any liens, charges or other encumbrances on any properties or other assets they may have from time to time.

REDEMPTION

     If and to the extent set forth in the accompanying Prospectus Supplement, the Company will have the right to redeem the Offered Debt Securities, from time to time, in whole or in part, after the date and at the redemption prices set forth in the accompanying Prospectus Supplement.

CONSOLIDATION, MERGER AND SALE OR LEASE OF ASSETS

     Times Mirror, without consent of any holders of outstanding Debt Securities, may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to any Person, and any Person may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to Times Mirror, provided that (i) the Person (if other than Times Mirror) formed by such consolidation or into which Times Mirror is merged or the Person which acquires or leases the assets of Times Mirror substantially as an entirety is a corporation, partnership or trust organized and existing under the laws of any United States jurisdiction and expressly assumes Times Mirror's obligations on the Offered Debt Securities and under the Indenture, (ii) immediately after giving effect to such transaction no Event of Default (as defined below), and no event which, after notice or lapse of time or both, would become an Event of Default, happened and is continuing, and (iii) certain other conditions are met.

EVENTS OF DEFAULT

     Except as may be described in the accompanying Prospectus Supplement, an "Event of Default" will be defined under the Indenture for the Offered Debt Securities as being any one of the following events: (i) default for 30 days in payment of any interest on the Offered Debt Securities; (ii) default in payment of any principal of (or premium, if any, on) the Offered Debt Securities, either at maturity, upon redemption or otherwise; (iii) default for 90 days after written notice in the performance of, or breach of, any covenants or warranty of Times Mirror in the Indenture; and (iv) certain events of bankruptcy, insolvency or reorganization.

     The Indenture for the Offered Debt Securities will provide that if an Event of Default (other than an Event of Default due to certain events of bankruptcy, insolvency or reorganization) has occurred and is continuing, either the Trustee or the holders of not less than 25% in principal amount of the Offered Debt Securities outstanding under the Indenture for the Offered Debt Securities, or such other amount as may be specified in the Prospectus Supplement, may declare the principal amount of all Offered Debt Securities under that Indenture to be due and payable immediately.

     The Indenture will provide that the Trustee shall, within 90 days after the occurrence of a default under the Indenture with respect to Offered Debt Securities of any series, mail to all holders of Offered Debt Securities of such series notice of such default known to the Trustee, unless such default shall have been cured or waived; provided that, except in the case of default in the payment of principal of or interest on any of such series, the Trustee may withhold such notice if it in good faith determines that the withholding of such notice is in the interest of the holders.

     The Indenture will provide that Times Mirror is required to furnish to the Trustee annually a statement of certain officers of Times Mirror to the effect that, to the best of their knowledge, Times Mirror is not in default in the performance and observance of any of the terms of the Indenture or, if they have knowledge that Times Mirror is in default, specifying such default.

     The Indenture will provide that the holders of not less than a majority in aggregate principal amount of all outstanding Offered Debt Securities of any series will have the right, on behalf of the holders of all outstanding Offered Debt Securities of such series, to waive certain defaults and, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to Offered Debt Securities of that series. The Indenture will also provide that in case an Event of Default with respect to Offered Debt Securities of any series has occurred and is continuing, the Trustee shall exercise, with respect to such series, such of the rights and powers vested in it under the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless such holders shall have offered to the Trustee reasonable security or indemnity.

DEFEASANCE AND DISCHARGE

     Except as may otherwise be provided in the accompanying Prospectus Supplement, the Company can discharge or defease its obligations under the Indenture for the Offered Debt Securities as set forth below.

     Under terms satisfactory to the Trustee, the Company may discharge certain obligations to holders of the Offered Debt Securities that have not already been delivered to the Trustee for cancellation and that have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee funds, as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of and premium, if any, and interest on such Offered Debt Securities.

     The Company may also discharge any and all of its obligations to holders of the Offered Debt Securities at any time ("defeasance"), but may not thereby avoid its duty to register the transfer or exchange of the Offered Debt Securities, to replace any temporary, mutilated, destroyed, lost or stolen Offered Debt Securities or to maintain an office or agency in respect of such Offered Debt Securities and certain other obligations. Alternatively, the Company may be released with respect to the Offered Debt Securities from the obligations imposed by specific sections of the Indenture for the Offered Debt Securities (including the covenant described above limiting consolidations, mergers, asset sales and leases) and omit to comply with such provisions without creating an Event of Default ("covenant defeasance"). Defeasance or covenant defeasance may be effected only if, among other things: (i) the Company irrevocably deposits with the Trustee cash or U.S. Government Obligations, or a combination thereof, as trust funds in an amount certified to be sufficient to pay at maturity the principal of and premium, if any, and interest on all outstanding Offered Debt Securities; (ii) no Event of Default under the Indenture for the Offered Debt Securities has occurred and is then continuing;
(iii) the defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, under any agreement to which the Company is a party or by which it is bound; and

(iv) the Company delivers to the Trustee an opinion of counsel to the effect that the holders of Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and that such defeasance or covenant defeasance will not otherwise alter such holders' federal income tax treatment of principal and interest payments on the Offered Debt Securities.

MODIFICATIONS TO THE INDENTURE

     Except as may otherwise be set forth in the accompanying Prospectus Supplement, the Indenture for the Offered Debt Securities will provide that the Company and the Trustee may enter into supplemental indentures without the consent of the holders of Offered Debt Securities to, among other things: (i) add covenants, conditions and restrictions for the protection of the holders of Offered Debt Securities; (ii) surrender any right of or power conferred upon the Company; (iii) cure any ambiguity or correct any inconsistency in the Indenture for the Offered Debt Securities; (iv) make any change that does not adversely affect the legal rights of holders of Offered Debt Securities; (v) modify, eliminate or add to the provisions of the Indenture for the Offered Debt Securities to the extent necessary to qualify that Indenture under applicable federal statutes; or (vi) make any other changes in the Indenture before Offered Debt Securities are issued thereunder, provided that such changes are not prohibited by the Trust Indenture Act.

     Except as may otherwise be set forth in the accompanying Prospectus Supplement, the Indenture for the Offered Debt Securities also will contain provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of Offered Debt Securities outstanding affected by such supplemental indenture, to enter into supplemental indentures in order to add any provision to, change in any manner or eliminate any of the provisions of the Indenture for the Offered Debt Securities or modify in any manner the rights of the holders of the Offered Debt Securities so affected; provided that no such supplemental indenture shall, among other things, without the consent of the holder of each outstanding Offered Debt Security affected thereby: (i) reduce the percentage in principal amount of Offered Debt Securities whose holders must consent to an amendment to the Indenture or supplemental indenture or waiver with respect to the Indenture;
(ii) reduce the rate of or change the time for payment of interest on any Offered Debt Security; (iii) reduce the principal of or change the fixed maturity of any Offered Debt Security; or (iv) waive a default in the payment of the principal of, or interest on, any Offered Debt Security. The holders of at least a majority in principal amount of Offered Debt Securities outstanding of any series may, on behalf of the holders of all Offered Debt Securities of that series, waive any past default under the Indenture with respect to that series, except a default in the payment of the principal of, or premium, if any, or interest on, any Offered Debt Security of that series or in respect of a covenant or provision that under the Indenture cannot be modified or amended without the consent of the holder of each Offered Debt Security outstanding of the series affected.

REGARDING THE TRUSTEE

     The Indenture contains certain limitations on the right of the Trustee, should it become a creditor of Times Mirror, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in certain other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

GOVERNING LAW

     Unless otherwise specified in the accompanying Prospectus Supplement, the Indenture for the Offered Debt Securities and the Offered Debt Securities will be governed by California law.

                          DESCRIPTION OF CAPITAL STOCK

     The Company is authorized to issue: (i) 500,000,000 shares of Series A Common Stock, of which 83,932,612 shares were issued and outstanding at August 18, 1995; (ii) 100,000,000 shares of Series B Common Stock, none of which is outstanding; (iii) 300,000,000 shares of Series C Common Stock, par value

$1.00 per share ("Series C Common Stock"), of which 28,132,493 shares were issued and outstanding at August 18, 1995; and (iv) 33,000,000 shares of Preferred Stock, of which (a) 900,000 shares are designated Preferred Stock, Series A, par value $1.00 per share ("Series A Preferred Stock"), of which 823,568 were issued and outstanding at August 18, 1995 and (b) 25,000,000 shares are designated Series B Preferred Stock, of which 16,561,178 were issued and outstanding at August 18, 1995.

COMMON STOCK

     General

     The following description of the Common Stock and the Series C Common Stock sets forth general terms and provisions of the Common Stock to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Common Stock will be issuable upon conversion of Debt Securities or Preferred Stock by the Company, upon exercise of Warrants or under the terms of the Stock Purchase Contracts, as the case may be.

     The following description of the Series A Common Stock and Series C Common Stock is summarized from, and qualified in its entirety by reference to, the Amended and Restated Certificate of Incorporation of the Company (the "Restated Certificate") and the Certificate of Designation of the Series C Common Stock (the "Series C Certificate of Designation"), filed as exhibits to the Registration Statement of which this Prospectus constitutes a part. Except with respect to transfer and voting, Series C Common Stock are identical in all respects to Series A Common Stock. Series C Common Stock is entitled to 10 votes per share and, as described below, will be subject to significant transfer restrictions. The Series A Common Stock is listed on the NYSE and the Pacific Stock Exchange. As discussed below, as a result of restrictions on transfer, the Series C Common Stock is not traded.

     Rights to Designate Series B Common Stock

     Pursuant to the Restated Certificate, the Board of Directors of the Company is entitled to designate certain rights, powers and preferences of a class of Series B Common Stock in addition to the outstanding Series A Common Stock and the Series C Common Stock, as discussed below. First, the Board may determine the exact number of votes per share of Series B Common Stock at not less than 1/10 nor more than 1. Second, the Board may also make other changes in the rights, powers and preferences of the Series B Common Stock, provided that in no such case may the rights, powers and preferences of any such series be greater than those described herein. Subject to the foregoing, it is anticipated that Series B Common Stock, if authorized by the Board of Directors, will be identical in all respects to the Series A Common Stock currently outstanding, except with respect to voting. Specifically, it is anticipated that each share of Series B Common Stock will be entitled to one-tenth (1/10) of a vote rather than one vote per share.

     The description herein of the rights, powers and preferences of the Series B Common Stock is subject to the discretionary authority of the Board as described above. The Board presently has no intention of issuing any shares of Series B Common Stock or of utilizing such authority to vary the terms of the Series B Common Stock from those described herein unless it determines that such change is necessary in light of legal developments or in order to comply with, or establish an exemption from, any applicable law, regulation or rule of any governmental authority, national securities exchange or national market system.

     Voting

     Except as set forth below, all actions submitted to a vote of the Company's stockholders will be voted on by holders of Series A Common Stock, Series B Common Stock, Series C Common Stock and Series B Preferred Stock voting together as a single class. The affirmative vote of the holders of a majority of the outstanding shares of Series A Common Stock, Series B Common Stock and/or Series C Common Stock, voting separately as a class, is required (i) to approve any amendment to the Restated Certificate that would alter or change the powers, preferences or special rights of such series so as to affect it adversely and
(ii) to approve such other matters as may require class votes under the General Corporation Law of the State of Delaware.

    Dividends and Other Distributions (including Distributions upon Liquidation or Sale of the Company)

     Unless otherwise determined by the Board in the resolutions providing for the issuance of Series B Common Stock, each share of Series A Common Stock, Series B Common Stock and Series C Common Stock is equal in respect of dividends and other distributions in cash, stock or property (including distributions upon liquidation of the Company and consideration to be received upon a merger or consolidation of the Company or a sale of all or substantially all of the Company's assets), except that in the case of dividends or other distributions payable on the Series A Common Stock, Series B Common Stock or Series C Common Stock in shares of such stock, including distributions pursuant to stock splits or dividends, only Series A Common Stock is to be distributed with respect to Series A Common Stock; only Series B Common Stock is to be distributed with respect to Series B Common Stock; and only Series C Common Stock is to be distributed with respect to Series C Common Stock. In no event will either Series A Common Stock, Series B Common Stock or Series C Common Stock be split, divided or combined unless each other class is proportionately split, divided or combined. The Series A Preferred Stock and Series B Preferred Stock rank prior to the Common Stock. See "Preferred Stock -- Ranking" below.

     Restrictions on Transfer of Series C Common Stock; Convertibility of Series C Common Stock into Series A Common Stock

     As more fully described below, the transferability of the Series C Common Stock is significantly restricted. For example, in the case of holders of Series C Common Stock who are individuals, permitted transferees include certain family members of the holder and certain entities controlled by, or for the benefit of, the holder and such family members.

     As a result of such restrictions on transfer, no trading market will develop in Series C Common Stock. The Series C Common Stock is, however, convertible at all times and without cost to the holder (except any transfer taxes which may be payable, as in the case of any transfer of Series A Common Stock, if certificates are to be issued in a name other than that in which the certificate surrendered is registered) into Series A Common Stock on a share for share basis. To effect such a conversion, the Series C Common Stock holder must deliver to the Company's transfer agent a certificate or certificates representing Series C Common Stock to be converted and a written notice of the election of such holder to convert such Series C Common Stock into Series A Common Stock indicating, among other things, the names and addresses of persons to whom certificates representing Series A Common Stock shall be issued. Stockholders desiring to sell their equity interest in the Company represented by their shares of Series C Common Stock may convert those shares into an equal number of shares of Series A Common Stock and sell the shares of Series A Common Stock in the public market.

     A stockholder who does not wish to complete the conversion process prior to a sale may effect a sale of the Series A Common Stock into which such stockholder's Series C Common Stock is convertible by delivering the certificate or certificates for such shares of Series C Common Stock to a broker, properly endorsed. The broker will then present the Series C Common Stock certificate or certificates to the Company's transfer agent who will issue to the purchaser a certificate for the number of shares of Series A Common Stock sold in settlement of the transaction. (If the stockholder sells fewer than all of the shares of Series A Common Stock into which such Series C Common Stock certificate or certificates could be converted, the transfer agent will return to such stockholder a certificate for Series C Common Stock representing the balance of such shares unless the stockholder specifies that the transfer agent should return a certificate for Series A Common Stock). Accordingly, there should be no delay or extra expense involved in selling the equity interest in the Company represented by the Series C Common Stock. Series A Common Stock and Series B Common Stock is not convertible by the holders thereof into any other class of stock.

     The Company does not believe that Series C Common Stock will be accepted as security for the extension of credit by securities brokers or dealers. It is however, permissible to pledge Series C Common Stock to secure loans from banks and other lenders, provided that such shares are not transferred to or registered in the name of the pledgee and that upon a foreclosure of the pledge, the pledgee may only convert such shares into Series A Common Stock or transfer such shares only to a person to whom the pledging holder of Series C Common Stock holder could have transferred them.

     Series C Common Stock issued in a stockholder's own name is not transferable into "nominee" or "street" name. However, if on the date that the Series C Stock was initially distributed by the Corporation as a dividend the ("Distribution Record Date") shares of Series C Common Stock are registered in nominee or street name, the shares of Series C Common Stock issued in respect thereof will be registered in the same nominee or street name. Such shares of Series C Common Stock may be transferred out of the nominee or street name into the name of the person who was the beneficial owner of the Series C Common Stock on the Distribution Record Date (or a "Permitted Transferee," as hereinafter described, of such person), and once so transferred, may not be transferred back into nominee or street name. Series C Common Stock held in nominee or street name may be converted into Series A Common Stock, and the Series A Common Stock received will, depending on the nature of the transaction and the instructions of the parties, be registered in the name of the original beneficial owner, a transferee of such owner or a nominee for such owner or transferee. (If a certificate for Series C Common Stock is to be returned in connection with a partial conversion or sale of Series C Common Stock held in nominee name, such returned certificate will be registered in the name of the nominee that presented the original certificate or certificates to the transfer agent unless contrary instructions are given.)

     Other than pursuant to conversions into Series A Common Stock as described above, a record or beneficial owner of shares of Series C Common Stock may transfer such shares (whether by sale, assignment, gift, bequest, appointment or otherwise) only to a "Permitted Transferee," as defined. A brief description of permitted transfers is set forth below. The description is intended to be illustrative only and is subject to the provisions set forth in the Restated Certificate and Series C Certificate of Designation.

     In the case of a holder of shares of Series C Common Stock of record who is a natural person and the beneficial owner of the shares of Series C Common Stock to be transferred, Permitted Transferees include:

          (A) such holder of Series C Common Stock's spouse;

          (B) any of the lineal descendants of a grandparent of such holder of Series C Common Stock, including adopted children, and their spouses (such persons and their spouses, together with the spouse of the holder of Series C Common Stock, are hereinafter referred to as "such holder of Series C Common Stock's family members");

          (C) the guardian or conservator of a holder of Series C Common Stock who has been adjudged disabled or incompetent by a court of competent jurisdiction;

          (D) the executor or administrator of the estate of a deceased holder of Series C Common Stock;

          (E) the trustee of the estate of a bankrupt or insolvent holder of Series C Common Stock;

          (F) the trustee of a trust principally for the benefit of such holder of Series C Common Stock or such holder of Series C Common Stock's family members;

          (G) certain charitable organizations established by such holder of Series C Common Stock or such holder of Series C Common Stock's family members;

          (H) a partnership, if, and only for so long as, all of the partners are, and all of the partnership interests are owned by, such holder of Series C Common Stock and/or one or more of the Permitted Transferees of such holder of Series C Common Stock; and

          (I) a corporation, if, and only for so long as, sufficient shares entitled to elect at least a majority of the entire board of directors of such corporation are beneficially owned by such holder of Series C Common Stock and/or one or more of the Permitted Transferees of such holder of Series C Common Stock.

     Series C Common Stock held beneficially and of record by partnerships may be transferred to a partner who was also a partner on the Distribution Record Date, any person transferring Series C Common Stock to such partnership after the Distribution Record Date (up to the amount of shares so transferred) and any Permitted Transferee of any such partner or person. Series C Common Stock held beneficially and of record by corporations may be transferred (i) to any stockholder of such corporation who was also a stockholder on the Distribution Record Date and who is generally entitled to vote in the election of directors of such corporation, provided that such corporation does not have more than 30 voting stockholders of record on the Distribution Record Date (or such greater number of voting stockholders as may be allowed under the applicable state law of such corporation in order to qualify as a close corporation), (ii) to any stockholder through a pro rata dividend or liquidation, (iii) to any person transferring Series C Common Stock to such corporation after the Distribution Record Date (up to the amount of shares so transferred), (iv) to any Permitted Transferee of any such stockholder or person and, (v) to the survivor of a merger or consolidation of such corporation if those persons who owned beneficially sufficient shares entitled to elect at least a majority of the entire board of directors of such constituent corporation immediately prior to the merger or consolidation own beneficially sufficient shares entitled to elect at least a majority of the entire board of directors of the surviving corporation. Series C Common Stock held of record by a trustee of a trust that is irrevocable on the Distribution Record Date may be transferred (i) to a successor trustee who is described in subparagraph (ii), (iii) or (iv), below, or who is not and by becoming successor trustee will not otherwise become, a Related Person, (ii) to any person to whom or for whose benefit income may be distributed during the term of the trust,
(iii) to any person to whom or for whose benefit principal may be distributed either during or at the end of the term of the trust, and (iv) to any lineal descendant of a grandparent of the creator of such trust, the spouse of such creator and the spouse of any such lineal descendant. Shares of Series C Common Stock held by a trustee of any other trust may be transferred to a successor trustee who is not and will not thereby become a Related Person, to the person who established such trust and to such person's Permitted Transferees.

     Each certificate representing Series C Common Stock bears a legend stating that the shares represented thereby are subject to restrictions on transfer and the registration of transfer. Any transfer of Series C Common Stock not permitted under the Series C Certificate of Designation will result in the conversion of the transferee's Series C Common Stock into Series A Common Stock, generally effective on the date on which certificates representing such shares are presented for transfer on the books of the Company, provided, however, that if the Company should determine that such shares were not so presented for transfer within 20 days after the date of such sale, transfer assignment or other disposition, the transfer date shall be the actual date of such sale, transfer, assignment or other disposition, as determined in good faith by the Board or its appointed agent. As a condition to the transfer or registration of transfer of Series C Common Stock, the Company may require the furnishing of such affidavits or other proof as it deems necessary to establish that the transferee is a Permitted Transferee. If no indication to the contrary is supplied at the time shares of Series C Common Stock are presented for transfer, the transfer shall be presumed by the Company to be a transfer to a non-Permitted Transferee. Series C Common Stock converted into Series A Common Stock by the holder or by the holder's transfer to a person who is not a Permitted Transferee shall resume the status of authorized but unissued shares of Series C Common Stock.

     Termination and Conversion of Series B and/or Series C Common Stock

     Either or both the Series B Common Stock and Series C Common Stock will automatically be converted into Series A Common Stock on a share-for-share basis
(i) at any time the Board and the holders of a majority of the outstanding shares of the series approve the conversion of all of such series into Series A Common Stock, (ii) if, as a result of the existence of the series, the Series A Common Stock becomes excluded from trading on the NYSE, the American Stock Exchange and all other national securities exchanges and is also excluded from quotation on NASDAQ or any other national quotation system then in use, (iii) if the Board, in its sole discretion, elects to effect a conversion of such series in connection with its approval of any sale or lease of all or any substantial part of the Company's assets or any merger, consolidation, liquidation or dissolution of the Company, or (iv) if the Board, in its sole discretion, elects to effect a conversion of such series after a determination that there has been a material adverse change in the liquidity, marketability or market value of the outstanding Series A Common Stock, considered in the aggregate (a) due to the exclusion of the Series A Common Stock from trading on a national securities exchange or the exclusion of the Series A Common Stock from quotation on NASDAQ, or such other national quotation system then in use, or (b) due to requirements of federal or state law, in any such case, as a result of the existence of such series. To the extent that the Board has discretion, the decision whether or not to exercise its authority to effect a conversion of Series B Common Stock or Series C Common Stock would be made in light of all the existing facts and circumstances affecting the interests of the Company and its stockholders, including the effect such conversion could have on the Company's vulnerability to an unsolicited hostile takeover attempt and any of the other factors referred to herein.

     In the event of any such termination of Series B Common Stock or Series C Common Stock, certificates formerly representing outstanding shares of that series shall thereafter be deemed to represent a like number of shares of Series A Common Stock. If both Series B Common Stock and Series C Common Stock are terminated, all outstanding shares of Series A Common Stock shall again be denominated common stock and all certificates representing outstanding shares of Series A Common Stock shall thereafter be deemed to represent a like number of shares of common stock.

     Preemptive Rights

     Neither the Series A Common Stock, the Series B Common Stock nor the Series C Common Stock carries any preemptive rights enabling a holder to subscribe for or receive shares of stock of the Company of any class or any other securities convertible into shares of stock of the Company. The Board will continue to possess the power to issue shares of authorized but unissued Series A Common Stock, Series B Common Stock, Series C Common Stock and preferred stock without further stockholder action.

PREFERRED STOCK

     The following summary contains a description of certain general terms of the Company's Preferred Stock to which any Prospectus Supplement may relate. Certain terms of any series of Preferred Stock offered by any Prospectus Supplement will be described in the Prospectus Supplement relating thereto. Preferred Stock may be convertible and, if so convertible, may be converted into one or both of Common Stock and Debt Securities. The Preferred Stock may also be exchangeable, at the option of the Company, for Debt Securities (see "Description of Debt Securities"). If Preferred Stock or Warrants exercisable for Preferred Stock are being offered, if Preferred Stock is issued under Stock Purchase Contracts, or if Preferred Stock is exchangeable for Debt Securities, the accompanying Prospectus Supplement will describe the rights, privileges, preferences and restrictions of such Preferred Stock, including, without limitation, (i) the designation, (ii) the number of authorized shares of the series in question, (iii) the dividend rate (or method of calculation), (iv) any voting rights, conversion rights, anti-dilution protections, exchangeability provisions and terms of the Debt Securities that are exchangeable for the Preferred Stock, (v) any redemption provisions, liquidation preferences and (vi) any sinking fund provisions. If fractional interests in shares of Preferred Stock may be issued, there will be a depositary for the shares of Preferred Stock involved and the applicable Prospectus Supplement will describe the terms of the depositary arrangement and related matters.

     Upon issuance, against full payment of the purchase price therefor, shares of Preferred Stock will be fully paid and nonassessable. Preferred Stock issuable upon exercise of any Warrants exercisable for Preferred Stock (upon payment in full of the Warrant exercise price) or conversion of any Debt Securities convertible into Preferred Stock or under the Stock Purchase Contracts will be fully paid and nonassessable.

     The following description of the Series A Preferred Stock and Series B Preferred Stock is summarized from, and is qualified in its entirety by reference to, the Restated Certificate, the Certificate of Designation of the Series A Preferred Stock (the "Series A Certificate of Designation") and the Certificate of Designation of the Series B Preferred Stock (the "Series B Certificate of Designation"), which are filed as exhibits to the Registration Statement of which this Prospectus constitutes a part.

     Ranking

     The Series A Preferred Stock ranks on a parity with the Series B Preferred Stock, and ranks prior to the Common Stock with respect to dividend rights and rights on liquidation, winding up or dissolution of the Company, and to all other classes and series of equity securities of the Company hereafter issued, other than any class or series of equity securities of the Company expressly designated as being on a parity with (the "Parity Stock") or senior to (the "Senior Stock") the Series A Preferred Stock and Series B Preferred Stock (the Series A Preferred Stock and Series B Preferred Stock are collectively referred to herein as the "Series A and Series B Preferred Stock"). Such other classes or series of equity securities of the Company not expressly designated as being on a parity with or senior to the Series A and Series B Preferred Stock are referred to hereinafter as "Junior Stock." The rights of holders of shares of Series A and Series B Preferred Stock are subordinate to the rights of the Company's general creditors. The Series A and Series B Preferred Stock are subject to creation of Senior Stock, Parity Stock and Junior Stock to the extent not expressly prohibited by the Restated Certificate, the Series A Certificate of Designation and the Series B Certificate of Designation.

     Dividend Rights

     Holders of Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Company out of funds legally available therefor, cumulative cash dividends at an annual rate of 8%.

     Holders of Series B Preferred Stock are entitled to receive, when, as and if dividends on the Series B Preferred Stock are declared by the Board of Directors of the Company out of funds legally available therefor, cumulative cash dividends, accruing at the rate of $1.374 per share per annum. Dividends will cease to accrue in respect of the Series B Preferred Stock on the earliest to occur of (i) March 31, 1998 (the "Mandatory Conversion Date"), (ii) the date of their redemption by the Company or (iii) in the event of an automatic conversion due to a Fundamental Transaction (as defined below), on the business day (the "Settlement Date") immediately preceding the effective date of the Fundamental Transaction.

     Dividends on the Series A and Series B Preferred Stock are payable quarterly following each quarterly dividend period (a "Dividend Period"), or, if any such day is a non-business day, on the next business day (each a "Dividend Payment Date"). Dividends payable for any period less than a full Dividend Period are computed on the basis of a 360-day year with equal months of 30 days. Dividends are fully cumulative and accrue on a daily basis. Dividends declared are payable to holders of record of Series A and Series B Preferred Stock as they appear on the stock books of the Company as of the close of the business on such record dates, not more than 60 calendar days preceding the applicable Dividend Payment Date therefor, as determined by the Board of Directors of the Company or a duly authorized committee thereof. Dividends are payable on March 15, June 15, September 15 and December 15, and commenced June 15, 1995.

     Dividends on the Series A and Series B Preferred Stock will accrue whether or not such dividends are declared and accumulate to the extent they are not paid on the Dividend Payment Date for the quarter for which they accrue. Accumulated unpaid dividends will not bear interest. Holders of the Series A and Series B Preferred Stock are not entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative accrued dividends as described herein.

     No dividends in any form shall be declared or paid or set apart for payment on any Parity Stock or Junior Stock for any Dividend Period unless full dividends on the Series A and Series B Preferred Stock for the prior Dividend Period shall have been paid or declared and set aside. No cash dividends shall be declared or paid or set aside for payment on Parity Stock for any Dividend Period unless full cash dividends on the Series A and Series B Preferred Stock for the prior Dividend Period shall have been paid or declared and set aside.

     The Company shall not declare or pay any dividend or other distribution (other than in Common Stock or other Junior Stock) with respect to any Junior Stock or Parity Stock, including Common Stock, or redeem or set apart funds for the purchase or redemption of any Junior Stock or Parity Stock through a sinking fund or otherwise, or purchase any shares of its Common Stock, unless and until
(i) the Company shall have paid full cash dividends on the Series A and Series B Preferred Stock for the most recent Dividend Period, or funds have been paid over to the dividend disbursing agent for the Company for payment of such dividends, and (ii) the Company has declared a cash dividend on the Series A and Series B Preferred Stock at the annual dividend rate for the current Dividend Period, and sufficient funds have been paid over to the dividend disbursing agent of the Company for the payment of a cash dividend at the end of such Dividend Period.

     No dividend shall be paid or set aside for holders of the Series A and Series B Preferred Stock for any Dividend Period unless full dividends have been paid or set aside for the holders of each class or series of Senior Stock. Therefore, the Company's ability to pay dividends on the Series A and Series B Preferred Stock may be subject to prior and superior rights of holders of another class or series of equity securities of the Company. The Company does not currently have outstanding any class or series of Senior Stock.

     Liquidation Preference

     Holders of shares of Series A and Series B Preferred Stock then outstanding are entitled to receive the liquidation preference of each of the Series A and Series B Preferred Stock, as the case may be, plus an amount per share equal to any dividends accrued but unpaid, without interest, in the event of any liquidation, dissolution or winding up of the Company whether voluntary or involuntary, out of or to the extent of the net assets of the Company legally available for such distribution, before any distributions are made with respect to any Common Stock or any other Junior Stock. If the net liquidation proceeds then available for distribution are insufficient to pay the liquidation preferences of the Series A and Series B Preferred Stock and any Parity Stock, such proceeds will be distributed on a pro rata basis to the Series A and Series B Preferred Stock and Parity Stock. Following payment of such liquidation preferences, the Series A and Series B Preferred Stock will not share in any additional net liquidation proceeds. The liquidation preference of the Series B Preferred Stock in the aggregate is $350 million and the per share liquidation preference is equal to $21.131 (the "Series B Price").

     Upon any such liquidation, dissolution or winding up of the Company, such preferential amounts with respect to the Series A and Series B Preferred Stock and any class or series of Parity Stock if not paid in full shall be distributed pro rata in accordance with the aggregate preferential amounts of the Series A and Series B Preferred Stock and such other classes or series of stock, if any.

     The liquidation preferences of the Series A and Series B Preferred Stock are not indicative of the price at which the shares trade.

     Voting Rights of Series A Preferred Stock

     The holders of shares of Series A Preferred Stock are not entitled to any voting rights, except as required by applicable law and as summarized below.

     So long as any shares of the Series A Preferred Stock are outstanding, Times Mirror will not, without the consent of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting together with holders of shares of any Parity Stock upon which like voting vote have been conferred and are exercisable other than the Series B Preferred Stock (the "Voting Parity Stock"), voting together as a class, (i) amend, alter or repeal or otherwise change any provision of the Restated Certificate or the Series A Certificate of Designation so as to materially and adversely affect the rights, preferences, power or privileges of the Series A Preferred Stock, or (ii) authorize, create, issue or increase the authorized or issued amount of any class or series of any equity securities of Times Mirror, or any warrants, options or other rights convertible or exchangeable into any class or series of any Senior Stock or Parity Stock of Times Mirror. See "Ranking" and "Dividend Rights" above. The creation or issuance of Junior Stock with respect to the payment of dividends, or the distribution of assets upon liquidation, dissolution or winding-up of Times Mirror, or a merger, consolidation, reorganization or other business combination in which Times Mirror is not the surviving entity, or any amendment which increases the number of authorized shares of Series A Preferred Stock or Junior Stock with respect to the payment of dividends, or substitutes the surviving entity in a merger or consolidation for Times Mirror, shall not be considered to be a material and adverse change requiring a separate vote of the holders of the Series A Preferred Stock and Voting Parity Stock.

     At any time that dividends in an amount equal to dividend payments for six Dividend Periods have accrued and remain unpaid, holders of Series A Preferred Stock will have the right to a separate class vote to elect two directors to the Board of Directors of Times Mirror (in addition to the then authorized number of directors and any directors elected by the holders of Series B Preferred Stock) at the next annual meeting of stockholders. Upon payment of all dividend arrearages, holders of Series A Preferred Stock will be divested of such voting rights until any future time when dividends in an amount equal to dividend payments for six Dividend Periods have accrued and remained unpaid. The terms of the special directors will thereupon terminate and the authorized number of directors will be reduced by two.

     Voting Rights of Series B Preferred Stock

     The Series B Preferred Stock votes together with the Common Stock as a single class with respect to all matters submitted to the stockholders of the Company, except as otherwise required by law. Each share of Series B Preferred Stock is entitled to one vote, provided that the number of votes per share will be adjusted in the event and to the extent that the Common Equivalent Rate (as defined below) is adjusted in the future. See "Mandatory Conversion of Series B Preferred Stock" below.

     In addition, upon the failure of the Company to pay dividends on the Series B Preferred Stock for six Dividend Periods, the holders of Series B Preferred Stock will be entitled to a separate class vote to elect two additional directors to the Company's Board of Directors (in addition to the then authorized number of directors and any directors elected by the holders of Series A Preferred Stock) at the next annual meeting of stockholders. Upon payment of all dividend arrearages, holders of Series B Preferred Stock will be divested of such voting rights until any future time when dividends in an amount equal to dividend payments for six Dividend Periods have accrued and remain unpaid. The terms of the special directors will thereupon terminate and the authorized number of directors will be reduced by two.

     Any amendment of any of the provisions of the Restated Certificate or the Series B Certificate of Designation that would either (i) authorize or create any class of Senior Stock or (ii) alter or change the rights, preferences or limitations of Series B Preferred Stock so as to affect such rights, preferences or limitations in any material respect prejudicial to the holders thereof would require the affirmative vote or written consent of the holders of at least two-thirds of the total number of outstanding shares of Series B Preferred Stock. Any amendment of any of the provisions of the Restated Certificate that would either (A) increase the total number of authorized shares of Preferred Stock or (B) authorize or create any class of Parity Stock would require the affirmative vote or written consent of the holders of a majority of the total number of outstanding shares of Series B Preferred Stock; provided, however, that no such votes or affirmative consents of the holders of shares of Series B Preferred Stock shall be required if, at or prior to the issuance of any Senior Stock or Parity Stock, provision is made for the redemption of all of the shares of Series B Preferred Stock then outstanding. Any amendment that would authorize or create any series of Preferred Stock out of the existing authorized shares of Preferred Stock, or that would authorize or create any class of Junior Stock shall not be considered to affect adversely the rights, preferences or limitations of the outstanding shares of Series B Preferred Stock and will not require the consent of the holders of Series B Preferred Stock voting as a separate class.

     Except as otherwise required by law, the Series A Preferred Stock and the Series B Preferred Stock do not vote together as a single class.

     Optional Conversion of Series A Preferred Stock

     The Series A Preferred Stock may be converted into Common Stock by Times Mirror or by the holders thereof after the latest to occur of (i) the date on which the assets of either Chandler Trust No. 1 or Chandler Trust No. 2 (collectively, the "Chandler Trusts") are distributed to the beneficiaries thereof or (ii) February 1, 2025 (such later date being the "Redeemability Date") at a conversion price measured by the average market value of Series A Common Stock during the 20 trading days prior to the notice of election to convert Series A Preferred Stock. In lieu of such conversion, each of the Chandler Trusts may elect to exchange shares of Series A Preferred Stock for shares of Series A Common Stock and Series C Common Stock, in the same proportion as its relative ownership of Series A Common Stock and Series C Common Stock immediately prior to such redemption; provided, however, that if the total votes represented by all shares of Common Stock owned by such holder immediately after such exchange (expressed as a percentage of the total voting power of Times Mirror outstanding immediately after such exchange) exceed the greater of (i) the total votes represented by all Common Stock of Times Mirror's predecessor ("Old Times Mirror

Common Stock") owned by such holder as of June 5, 1994 (expressed as a percentage of the total voting power of Times Mirror's predecessor outstanding as of June 5, 1994) and (ii) the total votes represented by all Common Stock owned by such holder immediately prior to such exchange (expressed as a percentage of the total voting power of Times Mirror outstanding immediately prior to such exchange), then, with respect to all such excess votes, such holder has agreed that, to the extent any of such excess votes are voted, it will cause such excess votes to be cast on all matters proportionately on the same basis as the other votes cast at a meeting of stockholders of Times Mirror.

     Mandatory Conversion of Series B Preferred Stock

     On the Mandatory Conversion Date (i.e., March 31, 1998), each outstanding share of Series B Preferred Stock will convert automatically into (i) Series A Common Stock at the Common Equivalent Rate and (ii) the right to receive an amount in cash equal to all accrued and unpaid dividends on such Series B Preferred Stock. The "Common Equivalent Rate" initially will be one share of Series A Common Stock for each share of Series B Preferred Stock, subject to adjustment in the event of certain stock dividends or distributions, subdivisions, splits, combinations, issuances of certain rights or warrants or distributions of certain assets with respect to the Series A Common Stock.

     In addition, immediately prior to the effectiveness of a merger, consolidation or similar extraordinary transaction involving the Company that results in the conversion or exchange of Series A Common Stock into, or results in the holders of Series A Common Stock having the right to receive, other securities or other property (a "Fundamental Transaction"), each outstanding share of Series B Preferred Stock will convert automatically into (i) Series A Common Stock at the Common Equivalent Rate and (ii) the right to receive (A) an amount in cash equal to the accrued and unpaid dividends on such Series B Preferred Stock to and including the Settlement Date plus (B) an amount in cash equal to the Dividend Premium (as defined below).

     At the option of the Company, it may deliver on the Settlement Date, in lieu of some or all of the cash consideration described in clause (ii) of the preceding paragraph, a number of shares of Series A Common Stock to be determined by dividing (i) the amount of cash consideration that the Company has elected to pay in Series A Common Stock by (ii) the Current Market Price (as defined below) as of the end of the second trading day immediately preceding the date on which the Company gives notice regarding the Fundamental Transaction to the holders of Series B Preferred Stock.

     The term "Dividend Premium" with respect to a share of Series B Preferred Stock shall mean an amount initially equal to $3.402. The amount constituting the Dividend Premium shall be reduced following the issuance of the Series B Preferred Stock by $.003127 per day on each day following March 23, 1995 to $.190571 on January 30, 1998 and thereafter will be equal to zero.

     The term "Current Market Price" on any date of determination means the average closing price of a share of Series A Common Stock on the NYSE for the five consecutive trading days ending on and including such date of determination; provided, however, that if the closing price of the Series A Common Stock on the NYSE on the trading day next following such five-day period (the "next-day closing price") is less than 95% of such average closing price, then the Current Market Price per share of Series A Common Stock on such date of determination will be the next-day closing price; and provided further that, with respect to any redemption or conversion of the Series B Preferred Stock, if any event that results in an adjustment of the Common Equivalent Rate occurs during the period beginning on the first day of such five-day period and ending on the applicable redemption or conversion date, the Current Market Price as determined pursuant to the foregoing will be appropriately adjusted to reflect the occurrence of such event.

     The holders of Series B Preferred Stock do not have the right to require conversion of the Series B Preferred Stock.

     Optional Redemption of Series B Preferred Stock

     At any time or from time to time prior to the Mandatory Conversion Date, the Company shall have the right to call, in whole or in part, the outstanding shares of Series B Preferred Stock for redemption. Upon any such redemption, each holder of Series B Preferred Stock will receive in exchange for each share of Series B Preferred Stock so called (i) a number of shares of Series A Common Stock determined by dividing (A) the Call Price (as described below) then in effect by (B) the Current Market Price as of the end of the second trading day immediately preceding the date on which the Company gives notice regarding the redemption to the holders of the Series B Preferred Stock and (ii) an amount in cash equal to accrued and unpaid dividends on such Series B Preferred Stock to and including the date of redemption (the "Redemption Date"). Notice of a redemption must be given to the holders of Series B Preferred Stock at least 30 but not more than 60 days prior to the Redemption Date.

     The Call Price was $31.92885 on March 23, 1995 and declines at a rate of $.003127 on each day thereafter to $28.717421 on January 30, 1988 and thereafter will equal $28.52685. The Call Price in effect at any time is equal to the sum of (i) 135% of the Series B Price plus (ii) the Dividend Premium then in effect.

     Market for Series A and Series B Preferred Stock

     The Series A Preferred Stock is not traded on an exchange. The Series B Preferred Stock is, however, traded on the NYSE.

                            DESCRIPTION OF WARRANTS

     The Company may issue Warrants, including Warrants to purchase Debt Securities ("Debt Warrants") and Warrants to purchase Common Stock or Preferred Stock ("Stock Warrants"). Warrants may be issued independently of or together with any other Securities and may be attached to or separate from such Securities. Each series of Warrants will be issued under a separate Warrant Agreement (each a "Warrant Agreement") to be entered into between the Company and a Warrant Agent ("Warrant Agent") the form of which will be filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Warrant Agent will act solely as an agent of the Company in connection with the Warrant of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement will be set forth in the applicable Prospectus Supplement.

DEBT WARRANTS

     The applicable Prospectus Supplement will describe the terms of any Debt Warrants, including the following: (i) the title of such Debt Warrants; (ii) the offering price for such Debt Warrants, if any; (iii) the aggregate number of such Debt Warrants; (iv) the designation and terms of the Debt Securities purchasable upon exercise of such Debt Warrants; (v) if applicable, the designation and terms of the Securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Security; (vi) if applicable, the date from and after which such Debt Warrants and any Securities issued therewith will be separately transferable; (vii) the principal amount of Debt Securities purchasable upon exercise of a Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon exercise;
(viii) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire; (ix) if applicable, the minimum or maximum amount of such Debt Warrants that may be exercised at any one time;
(x) whether the Debt Warrants represented by the Debt Warrant certificates or Debt Securities that may be issued upon exercise of the Debt Warrants will be issued in registered or bearer form; (xi) information with respect to book-entry procedures, if any; (xii) the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable; (xiii) if applicable, a discussion of certain United States federal income tax considerations; (xiv) the antidilution provisions of such Debt Warrants, if any;
(xv) the redemption or call provisions, if any, applicable to such Debt Warrants; and (xvi) any additional terms of the Debt Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Debt Warrants.

STOCK WARRANTS

     The applicable Prospectus Supplement will describe the terms of any Stock Warrants, including the following: (i) the title of such Stock Warrants; (ii) the offering price of such Stock Warrants, if any; (iii) the aggregate number of such Stock Warrants; (iv) the designation and terms of the Common Stock or Preferred Stock purchasable upon exercise of such Stock Warrants; (v) if applicable, the designation and terms of the Securities with which such Stock Warrants are issued and the number of such Stock Warrants issued with each such Security; (vi) if applicable, the date from and after which such Stock Warrants and any Securities issued therewith will be separately transferable; (vii) the number of shares of Common Stock or Preferred Stock purchasable upon exercise of a Stock Warrant and the price at which such shares may be purchased upon exercise; (viii) the date on which the right to exercise such Stock Warrants shall commence and the date on which such right shall expire; (ix) if applicable, the minimum or maximum amount of such Stock Warrants that may be exercised at any one time; (x) the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable; (xi) if applicable, a discussion of certain United States federal income tax considerations; (xii) the antidilution provisions of such Stock warrants, if any; (xiii) the redemption or call provisions, if any, applicable to such Stock Warrants; and (xiv) any additional terms of such Stock Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Stock Warrants.

                    DESCRIPTION OF STOCK PURCHASE CONTRACTS
                            AND STOCK PURCHASE UNITS

     The Company may issue Stock Purchase Contracts, including contracts obligating holders to purchase from the Company, and the Company to sell to the holders, a specified number of shares of Common Stock or Preferred Stock at a future date or dates. The price per share of Preferred Stock or Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of the Stock Purchase Units consisting of a Stock Purchase Contract and Debt Securities or debt obligations of third parties, including United States Treasury securities, securing the holders' obligations to purchase the Preferred Stock or the Common Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require the Company to make periodic payments to the holders of the Stock Purchase Units or vice-versa, and such payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner. The Stock Purchase Contracts may provide the Company the option to deliver cash in lieu of Preferred Stock or Common Stock.

     The applicable Prospectus Supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units, including, without limitation, the following: (i) the title of the Stock Purchase Contracts or Stock Purchase Units; (ii) the stated amount of the Stock Purchase Units and the principal amount of any Debt Securities, or debt obligations of third parties, including United States Treasury securities, constituting a component of a Stock Purchase Unit; (iii) the number of shares of Common Stock or Preferred Stock that shall be purchased upon settlement of the Stock Purchase Contracts; (iv) the right, if any, of the Company to deliver cash in lieu of Preferred Stock or Common Stock and the manner of calculating such cash amount; (v) the amount of any fees payable, whether to Times Mirror or to holders with respect to the Stock Purchase Contracts; (vi) the interest rate applicable to any Debt Securities or debt securities of third parties, including United States Treasury securities, constituting a component of, a Stock Purchase Unit; (vii) the rights, if any, of the holders to settle Stock Purchase Contracts early and the terms upon which such early settlement may be effected; (viii) the date on which, subject to the rights of the holders to settle Stock Purchase Contracts early and termination of the Stock Purchase Contracts, the Stock Purchase Contracts will be settled;
(ix) the events that may cause a termination of the Stock Purchase Contracts prior to the date of settlement; and (x) any other terms of the Stock Purchase Contracts or Stock Purchase Units not inconsistent with the provisions of the instrument or instruments pursuant to which such Stock Purchase Contracts or Stock Purchase Units are issued. The description in the Prospectus Supplement will not purport to be complete and will be qualified in its entirety by reference to the Stock Purchase Contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such Stock Purchase Contracts or Stock Purchase Units.

                              PLAN OF DISTRIBUTION

     The Company may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement. The Company may sell Securities directly to investors on its own behalf in those jurisdictions where it is authorized to do so.

     Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company also may offer and sell the Securities in exchange for one or more of its outstanding debt securities or other securities. The Company also may, from time to time, authorize dealers, acting as Company agents, to offer and sell the Securities upon such terms and conditions as may be set forth in the Prospectus Supplement. In connection with the sale of the Securities, underwriters may receive compensation from the Company in the form of underwriting discounts, concessions or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell the Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for which they may act as agents.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the Securities, and any discounts or concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities.

     Certain of the underwriters, dealers and agents and their associates may engage in transactions with, and perform services for, the Company in the ordinary course of business.

     The Debt Securities, Preferred Stock, Series B Common Stock, Warrants, Stock Purchase Contracts and Stock Purchase Units will be new issues of securities with no established trading market. Any underwriters or agents to or through which Securities are sold by the Company for public offering and sale may make a market in such Securities, but such underwriters or agents will not be obligated to do so and any of them may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or trading market for any Debt Securities, Preferred Stock, Series B Common Stock, Warrants, Stock Purchase Contracts or Stock Purchase Units.

                             CERTAIN LEGAL MATTERS

     Gibson, Dunn & Crutcher has rendered an opinion (filed as an exhibit to the Registration Statement of which this Prospectus is a part) with respect to the validity of the Securities covered by this Prospectus. Certain legal matters in connection with offerings made by this Prospectus may be passed on for any underwriters, agents or dealers by counsel named in the Prospectus Supplement.

                                    EXPERTS

     The consolidated financial statements of The Times Mirror Company appearing in The Times Mirror Company's Annual Report (Form 10-K) for the year ended December 31, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

=======================================================================


NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR IN ANY PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF OR THEREOF. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    2
Incorporation of Certain Documents by
  Reference...........................    2
The Company...........................    3
Use of Proceeds.......................    3
Ratio of Earnings to Fixed Charges and
  Ratio of Earnings to Fixed Charges
  and Preferred Stock Dividends.......    3
Description of Debt Securities........    3
Description of Capital Stock..........    7
Description of Warrants...............   17
Description of Stock Purchase
  Contracts and Stock Purchase
  Units...............................   18
Plan of Distribution..................   19
Certain Legal Matters.................   19
Experts...............................   19

                            ------------------------

=======================================================================
=======================================================================

                                THE TIMES MIRROR
                                     COMPANY

                                  $200,000,000

                            ------------------------

                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK
                                    WARRANTS
                            STOCK PURCHASE CONTRACTS
                              STOCK PURCHASE UNITS

                            ------------------------

                              --------------------
                                   PROSPECTUS
                              --------------------
                                             , 1995

=======================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

     The following are the estimated expenses of the issuance and distribution of the securities being registered, all of which will be paid by the Registrant.

        Registration fee.................................................  $   68,966
        Blue Sky fees and expenses.......................................
        Exchange listing fees............................................
        Printing expenses................................................
        Legal fees and expenses..........................................
        Accounting fees and expenses.....................................
        Trustee's fees and expenses (including counsel fees).............
        Miscellaneous....................................................
                                                                           ----------
                  Total..................................................  $
                                                                           ==========

---------------

* All amounts are estimated except Commission's registration fee.

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Pursuant to Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "GCL"), the Amended and Restated Certificate of Incorporation of Times Mirror eliminates the liability of directors of Times Mirror to Times Mirror or its stockholders for breach of fiduciary duties as a director, except for liabilities related to breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, and certain other liabilities.

     As permitted by Section 145 of the GCL, Article VII, Section 1 of the Bylaws of Times Mirror provides for the indemnification of its directors, officers, and employees against expenses actually and reasonably incurred in connection with certain stated proceedings and under certain stated conditions.

ITEM 16.  EXHIBITS

     (A) EXHIBITS

        EXHIBIT NO.                                   DESCRIPTION
        -----------                                   -----------
            1.1         Form of Underwriting Agreement (for equity securities).*
            1.2         Form of Underwriting Agreement (for debt securities).*
            4.1         Restated Certificate of Incorporation of New TMC Inc.**
            4.2         Certificate of Amendment of Restated Certificate of Incorporation of New
                        TMC Inc.**
            4.3         Certificate of Designation of Series C Common Stock, par value $1.00 per share, of The Times Mirror Company (formerly New TMC Inc.)**
            4.4         Certificate of Designation of Series A Preferred Stock, par value $1.00 per share, of The Times Mirror Company.***
            4.5         Certificate of Designation of Series B Preferred Stock, par value $1.00 per share, of The Times Mirror Company.***
            4.6         Bylaws of The Times Mirror Company.*
            4.7         Form of the Indenture.
            4.8         Form of Certificate of Designation with respect to Preferred Stock.*

        EXHIBIT NO.                                   DESCRIPTION
        -----------                                   -----------
            4.9         Form of the specimen certificate representing shares of Preferred
                        Stock.*
            4.10        Form of the specimen certificate representing shares of Common Stock.*
            4.11        Form of Warrant Agreement (for equity securities).*
            4.12        Form of Warrant Agreement (for debt securities).*
            4.13        Form of Purchase Contract Agreement with respect to the Stock Purchase
                        Contracts (including as Exhibit A thereto the form of Security
                        Certificate).*
            4.14        Form of Pledge Agreement with respect to the Stock Purchase Contracts.*
            5           Opinion of Gibson, Dunn & Crutcher regarding the legality of securities being registered.*
            8           Opinion of Gibson, Dunn & Crutcher regarding certain tax matters.*
           12           Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings
                        to Fixed Charges and Preferred Stock Dividends.*
           23.1         Consent of Ernst & Young LLP.
           23.2         Consent of Gibson, Dunn & Crutcher (included in Exhibit 5 to this
                        Registration Statement).*
           24           Powers of Attorney (included on pages II-4 and II-5 of this Registration
                        Statement).
           25           Statement of Eligibility of Trustee on Form T-1.*

---------------

  * To be filed by amendment.

 ** Filed as an exhibit to the Registration Statement on Form S-4 of the Registrant (File No. 33-87482) and incorporated herein by reference.

*** Filed as an exhibit to the Registration Statement on Form S-4 of the Registrant (File No. 33-80154) and incorporated herein by reference.

     (B) FINANCIAL SCHEDULES.

     [Not applicable.]

     (C) OPINIONS OF FINANCIAL ADVISORS.

     [Not applicable.]

ITEM 17. UNDERTAKINGS

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 and Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (b) That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange
Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (f) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as a part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

     (g) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on August 24, 1995

                                          THE TIMES MIRROR COMPANY

                                          By:           MARK H. WILLES
                                                       Mark H. Willes
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark H. Willes, Thomas Unterman, and each of them, as his or her true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their capacities and on the dates indicated.

                   SIGNATURE                                TITLE                    DATE
                   ---------                                -----                    ----

               ROBERT F. ERBURU                     Chairman of the Board       August 24, 1995
               Robert F. Erburu

                MARK H. WILLES                       President and Chief        August 24, 1995
                Mark H. Willes                   Executive Officer (Principal
                                                      Executive Officer)

               JAMES F. GUTHRIE                    Vice President and Chief     August 24, 1995
               James F. Guthrie                  Financial Officer (Principal
                                                   Financial and Accounting
                                                           Officer)

             C. MICHAEL ARMSTRONG                          Director             August 24, 1995
             C. Michael Armstrong

           GWENDOLYN GARLAND BABCOCK                       Director             August 24, 1995
           Gwendolyn Garland Babcock

                   SIGNATURE                                TITLE                    DATE
                   ---------                                -----                    ----

                DONALD R. BEALL                            Director             August 24, 1995
                Donald R. Beall

                JOHN E. BRYSON                             Director             August 24, 1995
                John E. Bryson

                BRUCE CHANDLER                             Director             August 24, 1995
                Bruce Chandler

                 OTIS CHANDLER                             Director             August 24, 1995
                 Otis Chandler

             CLAYTON W. FRYE, JR.                          Director             August 24, 1995
             Clayton W. Frye, Jr.

                DAVID LAVENTHOL                            Director             August 24, 1995
                David Laventhol

          DR. ALFRED E. OSBORNE, JR.                       Director             August 24, 1995
          Dr. Alfred E. Osborne, Jr.

                JOAN A. PAYDEN                             Director             August 24, 1995
                Joan A. Payden

            WILLIAM STINEHART, JR.                         Director             August 24, 1995
            William Stinehart, Jr.

              HAROLD M. WILLIAMS                           Director             August 24, 1995
              Harold M. Williams

             WARREN B. WILLIAMSON                          Director             August 24, 1995
             Warren B. Williamson

              DR. EDWARD ZAPANTA                           Director             August 24, 1995
              Dr. Edward Zapanta

                                 EXHIBIT INDEX

                                                                                       SEQUENTIALLY
                                                                                         NUMBERED
        EXHIBIT NO.                              DESCRIPTION                               PAGE
        -----------                              -----------                           ------------
            1.1         Form of Underwriting Agreement (for equity securities)*......
            1.2         Form of Underwriting Agreement (for debt securities)*........
            4.1         Restated Certificate of Incorporation of New TMC Inc.**......
            4.2         Certificate of Amendment of Restated Certificate of
                        Incorporation of New TMC Inc.**..............................
            4.3         Certificate of Designation of Series C Common Stock, par
                        value $1.00 per share, of The Times Mirror Company (formerly
                        New TMC Inc.)**..............................................
            4.4         Certificate of Designation of Series A Preferred Stock, par
                        value $1.00 per share, of The Times Mirror Company***........
            4.5         Certificate of Designation of Series B Preferred Stock, par
                        value $1.00 per share, of The Times Mirror Company***........
            4.6         Bylaws of The Times Mirror Company*..........................
            4.7         Form of the Indenture........................................
            4.8         Form of Certificate of Designation with respect to Preferred
                        Stock*.......................................................
            4.9         Form of the specimen certificate representing shares of
                        Preferred Stock*.............................................
            4.10        Form of the specimen certificate representing shares of
                        Common Stock*................................................
            4.11        Form of Warrant Agreement (for equity securities)*...........
            4.12        Form of Warrant Agreement (for debt securities)*.............
            4.13        Form of Purchase Contract Agreement with respect to the Stock
                        Purchase Contracts (including as Exhibit A thereto the form of Security Certificate)*....................................
            4.14        Form of Pledge Agreement with respect to the Stock Purchase
                        Contracts*...................................................
            5           Opinion of Gibson, Dunn & Crutcher regarding the legality of securities being registered*.................................
            8           Opinion of Gibson, Dunn & Crutcher regarding certain tax
                        matters*.....................................................
           12           Computation of Ratio of Earnings to Fixed Charges and Ratio
                        of Earnings to Fixed Charges and Preferred Stock
                        Dividends*...................................................
           23.1         Consent of Ernst & Young LLP.................................
           23.2         Consent of Gibson, Dunn & Crutcher (included in Exhibit 5 to this Registration Statement)*................................
           24           Powers of Attorney (included on pages II-4 and II-5 of this
                        Registration Statement)......................................
           25           Statement of Eligibility of Trustee on Form T-1*.............

---------------

  * To be filed by amendment.

 ** Filed as an exhibit to the Registration Statement on Form S-4 of the Registrant (File No. 33-87482) and incorporated herein by reference.

*** Filed as an exhibit to the Registration Statement on Form S-4 of the Registrant (File No. 33-80154) and incorporated herein by reference.